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                                                                    EXHIBIT 99.3


                                   CD&L, INC.

                             SHARES OF COMMON STOCK

                           OFFERED PURSUANT TO RIGHTS
         DISTRIBUTED TO HOLDERS OF RECORD OF COMMON STOCK OF CD&L, INC.

                                             , 2004

Dear Stockholder:

         This notice is being distributed by CD&L, Inc., or CD&L, to all holders of record of shares of its common stock, par value $.001 per share, options to purchase common stock (the "options") and certain convertible notes (the
"notes") at the close of business on           , 2004, the record date, in
connection with a distribution in a rights offering of non-transferable subscription rights to subscribe for and purchase shares of the common stock.
The subscription rights are described in CD&L's prospectus dated         , 2004,
which accompanies this letter.

         In the rights offering, CD&L is offering an aggregate of 2,502,094 shares of common stock, as described in the prospectus.

         Your subscription rights will expire, if not exercised, by 5:00 p.m.,
New York City time, on        , 2004, unless extended in CD&L's sole discretion.
This time, as it may be extended, is referred to as the "expiration time." CD&L may, in its sole discretion, terminate the rights offering at any time before the expiration time.

         As described in the prospectus, you will receive .25 subscription rights for each share of common stock that you owned of record or were entitled to receive upon exercise of the options and conversion of the notes at the close of business on the record date.

         You are entitled to purchase one share of common stock at the subscription price of $1.016 per share for each whole subscription right that you receive, or effectively 25 shares of common stock for every 100 shares of common stock that you owned or were entitled to receive upon exercise of the options and conversion of the notes at the close of business on the record date. This is your "basic subscription privilege."

         If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege, up to a maximum of one times your basic subscription privilege. This is your "oversubscription privilege." For example, if your basic subscription privilege entitled you to purchase 100 shares of common stock, you could subscribe for up to 100 additional shares of common stock under your oversubscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has elected to purchase under the oversubscription privilege. CD&L will not allocate to you more than the number of shares that you have actually subscribed and paid for, and no stockholder will be entitled to purchase under his oversubscription privilege more than one times his basic subscription privilege. You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

         The subscription rights are evidenced by a non-transferable rights certificate and will cease to have any value at or after the expiration time.

         Enclosed are copies of the following documents:

         1.       Prospectus;

         2.       Subscription Rights Certificate;

         3.       Instructions as to Use of Subscription Rights Certificates

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         4.       Notice of Guaranteed Delivery for Subscription Rights
                  Certificates

         5. Guidelines for Request for Taxpayer Identification Number and Certification on Substitute Form W-9;

         6. A return envelope addressed to American Stock Transfer & Trust Company, the subscription agent.

         Your prompt action is requested. To exercise subscription rights, you should properly complete and sign the Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures) and forward it, with payment of the subscription price in full for each share of common stock subscribed for under the basic subscription privilege and oversubscription privilege, to the subscription agent, as indicated in the prospectus. The subscription agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the subscription price in full, including clearance of any checks, prior to the expiration time. You cannot revoke or change your exercise of subscription rights after you send in your subscription forms and payment. Subscription rights not exercised prior to the expiration time will expire.

         Any inquiries you may have with respect to the offering or for additional copies of the enclosed materials should be directed to:

                               Russell J. Reardon
                   Vice President and Chief Financial Officer
                                   CD&L, Inc.
                                80 Wesley Street
                       South Hackensack, New Jersey 07606
                              Phone: 201-487-7740


                               Very truly yours,

                                   CD&L, INC.


Enclosures